Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 15, 2016 (except for the discontinued operations discussed in Note 4 and the effects thereof, as to which the date is October 2, 2017), with respect to the combined financial statements of the Sunoco Retail Businesses as of December 31, 2014, and for the period from September 1, 2014 through December 31, 2014 (not presented herein), included in this Current Report of Sunoco LP on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Sunoco LP on Forms S-3 (File No. 333-213057, File No. 333-210494, and File No. 333-203965) and on Form S-8 (File No. 333-184035).

/s/ GRANT THORNTON LLP

Dallas, Texas
October 2, 2017